Exhibit 10.1

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*].  The redacted portions have been filed separately with the SEC.

Second Amendment to the Agreement for Distribution of Products

The Agreement for Distribution of Products dated September 26, 2006 between Whole Foods Market Distribution, Inc., a Delaware corporation and United Natural Foods, Inc., a Delaware corporation (the “Agreement”) is hereby amended effective October 11, 2010 (the “Amendment Date”).

All terms not defined herein shall have the meaning set forth in the Agreement. The parties agree as follows:

1.             Section 3(a) is hereby deleted in its entirety and replaced with the following:

“(a)         The pricing terms set forth in this Agreement will remain in effect as long as WFM uses UNFI as its “Primary Distributor.” WFM is deemed to have used UNFI as its Primary Distributor if the following two conditions are met: (i) each WFM Region (excluding all WFM Stores outside the continental United States) purchases [*CONFIDENTIAL*] in Products per “WFM Fiscal Year” (as identified on Exhibit A) as were purchased in [*CONFIDENTIAL*]; and (ii) if [*CONFIDENTIAL*] of the aggregate dollar amount of Product purchases by all WFM Stores (excluding WFM Stores outside the continental United States) from wholesale natural grocery distributors during a WFM Fiscal Year are made from UNFI Parties. Orders submitted to the UNFI Parties for Products that are out of stock (“OOS”) will be included in the calculation as purchases from UNFI Parties for determining whether both (a)(i) and (a)(ii) have been satisfied. The following purchases by WFM Stores are not considered to be purchases from a wholesale natural grocery distributor and therefore will not be included in determining the dollar amount of WFM Store product purchases for purposes of this Section 3(a)(ii): (A) purchases by WFM Stores from WFM or any of its affiliates or subsidiaries (collectively, the “WFM Parties”), including, but not limited to, purchases from a WFM distribution center, (B) purchases by WFM Store from the manufacturer of a product, (C) purchases by WFM Stores from non natural grocery distributors including, but not limited to, broad-line food service distributors, non-food distributors and specialty distributors such as but not limited to cheese, produce, meat, seafood, or alcoholic beverage distributors. If at any time UNFI believes that WFM has not satisfied the conditions set forth in Section 3(a)(i) or 3(a)(ii), UNFI will notify WFM in writing. WFM will have 3 WFM Periods from receipt of such notice to adjust purchases to meet the requirements. If WFM fails to cure the noncompliance in 3 WFM Periods (calculated on a consecutive 13 WFM Period basis) from the receipt of notice, UNFI’s sole remedy will be to renegotiate the “Gross Profit Margin Percent” identified on Exhibit B.”

2.             Section 3 is amended to add the following as Section 3(f):

“(f)          UNFI shall provide distribution services for the WFM Stores located in Tulsa, Oklahoma, Little Rock, Arkansas and Louisiana out of their Dallas distribution center by the end of February 2011.”

3.             This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Fax, email and other electronic transmissions are considered originals for all purposes.

4.             All other terms of the Agreement shall remain in full force and effect.

[Signature page follows]

The parties have entered into this Second Amendment as of the date set forth in the opening paragraph.

Whole Foods Market Distribution, Inc.,
a Delaware corporation

By:	/s/ Michael Besancon
Michael Besancon, President

United Natural Food Inc.

By:	/s/ Mark E. Shamber
Mark E. Shamber
SVP, CFO & Treasurer

By: